     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated April 23, 2026, with respect to the financial statements and financial highlights of Long-Term Investment Grade Trust, Series 11 (included in Van Kampen Focus Portfolios, Taxable Income Series 25) contained in this Post-Effective Amendment No. 23 to the Registration Statement on Form S-6 and related Prospectus.

     We consent to the use of the aforementioned report in the Post-Effective Amendment and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
April 23, 2026